Exhibit 10.6
Description of Executive Bonus Incentive Plan
For the First and Second Half of Fiscal 2007
     ShoreTel, Inc. (the “Company”) provides its executive officers with an opportunity to earn cash bonuses pursuant to an incentive bonus plan (the “Bonus Plan”). Individual and Company goals and objectives under the Bonus Plan are established for each half of the Company’s fiscal year prior to or early in the applicable six-month period, and bonuses with respect to the applicable six-month period are paid (less applicable taxes and deductions) following the completion of that period.
     Payments to participants under the Bonus Plan are based on the size of the Bonus Pool (as defined below) and each participant’s performance rating. The actual amount paid to a participant is equal to the product of (a) the Company Performance Percentage (as defined below), (b) the participant’s base salary for the six-month period, (c) 45% (75% in the case of the Company’s Chief Executive Officer) and (d) the participant’s performance rating, as adjusted.
     The total amount of incentive compensation available for distribution to participants under the Bonus Plan in each six-month period (the “Bonus Pool”) is equal to the product of (a) the Company Performance Percentage and (b) the sum of each participant’s base salary for the six-month period multiplied by 45%, 75% in the case of the Company’s Chief Executive Officer.
     The Bonus Plan provides for the determination of a percentage for use in determining the Bonus Pool (the “Company Performance Percentage”). This percentage is based 50% on the achievement of certain pre-defined revenue goals, 25% on the achievement of certain pre-defined profit goals and 25% on the achievement of certain pre-defined customer satisfaction scores. The Company Performance Percentage will be zero if the Company does not achieve these goals within pre-defined ranges and, if achievement is within these pre-defined ranges, the Company performance factor may be as low as 50% for achievement at the low-end of the range and as high as 150% for achievement at the high-end of the range, and will equal a percentage in between these percentages to the extent achievement is between the low- and high-end of the range.
     Each participant’s performance rating depends on the participant’s achievement of pre-defined individual performance goals and objectives established for the participant. Each participant will receive a performance rating ranging from 0 to 1.5, based on his achievement of his individual performance goals and objectives. To prevent total bonus payments under the Bonus Plan from exceeding the Bonus Pool, each participant’s performance rating is subject to downward adjustment to reflect his achievement relative to the achievement of other participants.
     Achievement determinations under the Bonus Plan are made following completion of the applicable six-month period by the Compensation Committee of the Company’s Board of Directors. In the case of performance ratings for participants other than the Company’s Chief Executive Officer, the Compensation Committee of the Company’s Board of Directors may take into account the recommendations of the Company’s Chief Executive Officer in determining a participant’s performance rating.